HARRIS ASSOCIATES L.P., HARRIS ASSOCIATES SECURITIES L.P. AND
                       HARRIS ASSOCIATES INVESTMENT TRUST

                CODE OF ETHICS AND STATEMENT ON INSIDER TRADING
                   AS AMENDED, EFFECTIVE AS OF JUNE 25, 2012

I.   DEFINITIONS

     A. FIRM OR HARRIS. The term "Firm" or "Harris" shall include Harris Associates L.P. ("HALP") and Harris Associates Securities L.P. ("HASLP").

     B. TRUST. The term "Trust" shall mean Harris Associates Investment Trust, including any series of shares of beneficial interest of the Trust (each, a "Fund").

     C. EMPLOYEE. The term "Employee" shall include any person employed by the Firm, whether on a full or part-time basis and all partners, officers, shareholders and directors (other than Non- Access Directors (as defined below)) of the Firm.

     D. ACCESS PERSON. The term "Access Person" shall have the meaning set forth in Section 17j- 1(a)(1) of the Investment Company Act of 1940 and rules thereunder (the "Act") and Section 204A-1(e)(1) of the Investment Advisers Act of 1940 (the "Advisers Act"). Accordingly, Access Person means any director, officer, general partner, or Advisory Person (as defined below) of the Trust or HALP, but shall not include (1) any trustee of the Trust who is not an "interested person" of the Trust; (2) any trustee of the Trust who is designated an "interested person", as defined in Section 2(a)(19) of the Investment Company Act of 1940, but is not a director, officer, general partner or Advisory Person of HALP, HASLP or Harris Associates, Inc.; and (3) in the case of HALP, shall not include any Non-Access Director.

     E. ADVISORY PERSON. The term "Advisory Person" shall have the meaning set forth in Section 17j- 1(a)(2) of the Act. Accordingly, Advisory Person means any Employee of the Firm, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined below) by a Client (as defined below), or whose functions relate to the making of any recommendations with respect to purchases and sales. For the purpose of this Code, each Employee of the Firm with an office at the Firm's principal place of business shall be deemed to be an Advisory Person.

     F. PERSONS SUBJECT TO THIS CODE. Each Employee is subject to this Code. In addition, Non-Access Directors are subject to the following provisions of this Code: II.A, II.B, II.C.i, II.J, and III (except for III.B.3 (i), (ii) and (iv) and the last sentence of III.B.4).

     G. COVERED SECURITY. The term "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Act(1), including any right to acquire such security, except that it shall not include

---------
(1) SEC. 2(A)(36) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

          securities which are direct obligations of the Government of the United States or any other country, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short- term debt instruments (including repurchase agreements), and shares issued by open-end investment companies other than Reportable Funds (defined below). IN ADDITION, ALL EXCHANGE- TRADED FUNDS ("ETFS"), WHETHER REGISTERED AS OPEN-END MANAGEMENT COMPANIES OR UNIT INVESTMENT TRUSTS, SHALL BE TREATED AS COVERED SECURITIES FOR REPORTING PURPOSES ONLY.

     H. REPORTABLE FUND. The term "Reportable Fund" shall have the meaning set forth in Section 204A-1(e)(9) of the Advisers Act. Reportable Fund means any investment company registered under the Act that is advised or sub-advised or distributed by the Firm or any affiliated company (e. g. Natixis Asset Management Advisers, Loomis Sayles, Hansberger). Reportable Funds include, for example, open-ended investment companies and closed-end funds (2). A current list of Reportable Funds is maintained on the Compliance page of the Firm's intranet site.

     I. BENEFICIAL INTEREST OR OWNERSHIP. The term "beneficial interest or ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each person will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by that person, that person's spouse, all members of that person's immediate family and adults sharing the same household with that person (other than mere roommates) and all minor children of that person and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm's General Counsel or Compliance Department. Examples of beneficial interest or ownership are attached as Appendix A.

     J. CLIENT. The term "Client" shall mean any client of HALP, including any Fund.

---------
(2) Reportable Funds that are money market funds are not subject to the Code's reporting requirements (see Section II.G -- Procedures to Implement Trading Restrictions and Reporting Obligations).

     K. SPECIAL COMPLIANCE PERSON. The term "Special Compliance Person" shall mean the current Compliance Officer of IXIS Asset Management -- North America.

     L. NON-ACCESS DIRECTOR. The term "Non-Access Director" shall mean any person who is a Director of Harris Associates, Inc., the corporate general partner of HALP and HASLP, but who is not an officer or employee of any of HALP, HASLP or Harris Associates, Inc. and who meets ALL of the following conditions:

          i. He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

          ii. He or she does not have access to nonpublic information regarding any Firm clients' purchases or sales of securities (other than information contained in standard account statements or reports that the Firm may furnish to such person in his or her capacity as a client of the Firm), or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

          iii. He or she is not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic (other than information contained in standard account statements or reports that the Firm may furnish to such person in his or her capacity as a client of the Firm).

II. CODE OF ETHICS

     A.   GENERAL STATEMENT

          Harris seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in mutual funds and clients with accounts advised by the Firm is something that is highly valued and must be protected. The Firm owes a fiduciary duty to its advisory clients, and the fundamental principle of the Firm is that at all times the interests of its Clients come first. As a result, any activity which creates even the suspicion of misuse of material non-public information by the Firm or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any Client, or which creates any actual or potential conflict of interest between any Client and the Firm or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited.

          The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Trust to:

          i.)  employ any device, scheme, or artifice to defraud the Trust;

          ii.) make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Trust regarding a material fact;

          iii.) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

          iv.) engage in any manipulative practice with respect to the Trust.

          The restrictions on personal securities transactions contained in this Code are intended to help the Firm monitor for compliance with these prohibitions.

          Additionally, the federal securities laws require that an investment adviser maintain a record of every transaction in any Covered Security and Reportable Fund in which an Access Person acquires any direct or indirect beneficial interest or ownership, except any transaction in an account in which the Access Person has no direct or indirect control or influence.

          To attempt to ensure that each Person Subject to this Code satisfies this Code and these record keeping obligations, the Firm has developed the following rules relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

          The General Counsel, President, and Chief Compliance Officer, acting in concert, have the authority to grant written waivers of the provisions of this Code in appropriate instances. However, the Firm expects that waivers will be granted only in rare instances, and some provisions of the Code that are mandated by the Act or the Advisers Act cannot be waived.

          The Firm expects all Access Persons to comply with the spirit of the Code as well as the specific rules contained in the Code. Any violations of the Code must be reported promptly to the Firm's Chief Compliance Officer.

     B.   COMPLIANCE WITH FEDERAL SECURITIES LAWS

          More generally, Firm personnel and Non-Access Directors are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

          i.) the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002 and SEC rules thereunder;

          ii.) the Investment Advisers Act of 1940 and SEC rules thereunder;

          iii.) the Investment Company Act of 1940 and SEC rules thereunder;

          iv.) Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

          v.) the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and SEC and Department of the Treasury rules thereunder.

     C.   RESTRICTIONS ON EMPLOYEE TRADING

          No trading activity by an Employee in any security in which an Employee has any beneficial interest or ownership which is also the subject of a Client portfolio purchase or sale shall disadvantage or appear to disadvantage such Client transaction. Further, the following specific restrictions apply to all trading activity for Advisory
          Persons:

          i.) Any transaction in a security in anticipation of client orders ("frontrunning") is prohibited,

          ii.) Any transaction in a security which is the subject of approval by one of the Firm's stock selection groups for addition to an approved list is prohibited until the tenth business day following the dissemination of that recommendation, or any longer period specified in this Code,

          iii.) Any transaction in a security which the Advisory Person knows or has reason to believe is being purchased or sold or considered for purchase or sale(3) by any investment company advised by the Firm is prohibited until the transaction by such investment company has been completed or consideration of such transaction has been abandoned,(4)

          iv.) Any transaction in a security on the same day or within two business days after any Client, including a registered investment company, advised by the Firm has a pending or actual transaction is prohibited. If an Advisory Person places a same day order for such security prior to the Client placing an order, the Employee's order will be canceled,

          v.) Any transaction involving options(5) , single stock futures, or other derivatives relating to any security on the Firm's approved and project lists, or which are held by any investment

---------
(3) A security is "being considered for purchase or sale"; the earlier of, when a recommendation to purchase or sell has been made and communicated or the security is placed on the research project list and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(4) Among the clients of the Firm are private investment partnerships (partnerships) in which various Employees of the Firm have equity interests. This trading prohibition shall not restrict purchases or sales for the accounts of such partnerships provided that the Trust and such accounts are treated fairly and equitably in connection with such purchases and sales.

(5) The only form of EQUITY option trading that is permitted is writing covered calls on equity securities that are not held in clients' accounts or on the Firm's approved or project lists. Index option trading is permitted subject to having an approved option agreement on file with Pershing prior to trading.

               company or other client account advised by the Firm that appears to evade the restrictions of the Code is prohibited, and

          vi.) Any acquisition of an equity security in an initial public offering is prohibited.

          Additionally, no Employee of the Firm shall knowingly sell to or purchase from the Funds or the Trust any security or other property except, in the case of the Funds, securities issued by the Funds. Neither shall the Firm, HASL nor any Employee share in the profits or losses in any account of a customer carried by the Firm or HASL or any other FINRA member, except to the extent provided for by Rule 205-3 of the Investment Advisors Act of 1940 and/or NASD Rule 2330 and/or FINRA Rule 2150, as applicable.

     D.   PRIVATE PLACEMENTS AND INVESTMENTS WITH EXTERNAL MONEY MANAGERS.

          No Advisory Person or Access Person shall acquire any security or interest in a private placement or commit initial capital to any account for which such person has any beneficial interest (other than non-affiliated mutual funds where the account is held directly at such fund) with an external investment manager without the prior written approval of the Firm's President and Chief Compliance Officer. For purposes of this Code, "private placement" shall mean any limited offering that is generally not available to the public, including unregistered investment pool vehicles (e.g., hedge funds, commodity pools), Rule 144A securities, limited partnerships, etc.

          In deciding whether to grant approval, consideration will be given to whether the investment is consistent with the Firm's investment philosophy and guidelines and should be offered to Clients, and whether the investment creates an actual conflict or the appearance of a conflict of interest. An Advisory Person who has acquired a security in a private placement must disclose that investment to the Firm's President and Chief Compliance Officer if such Advisory Person later participates in the consideration of that issuer for inclusion on any list of securities approved for purchase by Firm clients.

     E.   ADDITIONAL RESTRICTION ON FUND MANAGERS OF INVESTMENT COMPANY
          ACCOUNTS.

          Any Access Person who is a fund manager of any registered investment company that is advised or subadvised by the Firm is prohibited from buying or selling a security for an account in which he or she has a beneficial interest within fifteen calendar days before and after the investment company that he/she manages trades in that security. Any profits realized on trades within the proscribed periods shall be required to be disgorged.(6) Any losses realized on trades within the proscribed periods shall be borne by the fund manager if it was the manager's actions which caused the violation.

----------
(6) Any profits disgorged shall be taken as gains in Harris's error account at Pershing.

     F.   CERTAIN ACCOUNTS EXEMPT FROM REQUIREMENTS OF CODE.

          Any account (including open-end investment companies and limited partnerships) for which the Firm acts as investment adviser or general partner shall be managed in accordance with the Firm's trading procedures for a Client account. Any such account shall be exempt from the provisions of Sections C and E of Part II of this Code if: (1) the account has been seeded by affiliated persons of the firm and is being managed in anticipation of investments by persons not affiliated with the Firm; or (2) unaffiliated persons of the Firm are also invested in the account; or (3) the account is operated as a model portfolio in contemplation of management of client accounts in the same or a similar strategy.

     G.   PROCEDURES TO IMPLEMENT TRADING RESTRICTIONS AND REPORTING
          OBLIGATIONS.

          1.   TRADING THROUGH HARRIS' TRADING DESK.

          All Advisory Persons who have personal accounts that hold or can hold Covered Securities are required to maintain such accounts at Pershing LLC ("Pershing"), the Firm's prime broker. All transactions in Covered Securities in which an Advisory Person has any beneficial interest or ownership, or in any accounts in which an Advisory Person has discretion, other than fee paying accounts that are professionally managed on a discretionary basis, must be processed through the Firm's trading desk.

          Transactions at brokers or banks other than Pershing are not permitted except in unusual circumstances and then only after the Advisory Person has: (i) provided a request in writing to his/her Supervisor and the Chief Compliance Officer prior to opening or placing an initial order in an account with such other broker or bank, (ii) obtained the written approval of his/her Supervisor and the Chief Compliance Officer prior to opening or placing an initial order in such account, (iii) provided such other broker or bank with a written notice of the Advisory Person's affiliation with Harris and request that copies of confirmations and statements be sent to the Firm's Compliance Department, and provide a report to the Firm that includes the name of the broker or bank with whom the account was established, the date the account was established, and the date the report is submitted. A copy of such written notice and request should also be provided to his/her Supervisor and the Compliance Department.

          Reportable Funds in which an Advisory Person has any beneficial interest or ownership may be held in a Pershing account, an approved outside brokerage account, directly with the Fund or through the Firm's profit sharing and savings plan, and are subject to the reporting requirements described in Section II.G.6 below. Reportable Fund transactions effected pursuant to an automatic investment plan or in any account over which the Access Person has no direct or indirect influence or control do not need to be reported.

          Even after an Advisory Person has obtained approval to open a non-discretionary account at a bank or broker to execute Covered Securities transactions, the Advisory Person must still present the Firm's trading desk with an order ticket for an order to be executed at the other broker or bank. In those situations in which it is inappropriate for the Firm's trading desk to execute the order, the Advisory Person must promptly present Compliance with a completed order ticket reflecting the details of the transaction and clearly indicating that the transaction has been completed. Non-Pershing discretionary account transactions do not need to be presented to Trading for review and approval. Compliance will review these statements upon their receipt.

     2.   MONITORING OF TRADES.

          Transactions for an account of an Advisory Person that are executed through the Firm's trading desk are to be monitored by the Trading Department and reviewed and approved by the Chief Compliance Officer (or such party to whom he or she delegates). These transactions are non-discretionary transactions, should be so marked on the original order ticket as "unsolicited and unsupervised" and may not be executed if they are in conflict with discretionary orders. Should a conflict arise, sharing of executions may be approved by the Chief Investment Officer, or in his/her absence, the Trading Supervisor.

          The Firm's Compliance Department will access Advisory Person trade information online from Pershing (including the title and exchange ticker symbol or CUSIP number of each Covered Security or Reportable Fund involved, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security or Reportable Fund involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, the name of the broker or bank through which the transaction was effected, and the date on which the report is submitted).

          Transactions at brokers other than Pershing, in addition to being placed through the trading desk, are to be monitored by the Compliance Department. To accomplish this, all Access Persons shall submit to the Compliance Department within thirty days after the month end in which any transaction occurred a report which includes the title and exchange ticker or CUSIP number of the Covered Security or Reportable Fund, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security or Reportable Fund involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, the name of the broker or bank through which the transaction was effected and the date on which the report is submitted. This requirement may be satisfied by having the broker or bank send the Firm duplicate copies of confirmations and statements, provided that such confirmations and statements contain all of the information otherwise required to be provided in the report. The Compliance Department will maintain copies of all such transaction reports.

     3.   CANCELLATION OF TRADES.

          Any transaction for an account of an Access Person is subject to cancellation or reversal if it is determined by either the President (or such party to whom he delegates), the Trading Supervisor, or the Compliance Department that the transaction is or was in conflict with or appeared to be in conflict with any Client transaction or any of the trading restrictions of this Code. Cancellations or reversals of transactions may be required after an extended period past the settlement date. The Trading Supervisor may also prevent the execution of orders for an Advisory Person's account if it appears that the trade may have to be canceled or reversed.

          Client transactions include transactions for any investment company managed by the Firm, any other discretionary advisory clients or any other accounts managed or advised by Employees of the Firm for a fee.

          The determination that a transaction of an Access Person may conflict with a Client transaction will be subjective and individualized and may include questions about timely and adequate dissemination of information, availability of bids and offers, as well as many other factors deemed pertinent for that transaction or series of transactions. It is possible that a cancellation or reversal of a transaction could be costly to an Access Person or his/her family. Therefore, great care is required to adhere to the Firm's trading restrictions and avoid conflicts or the appearance of conflicts.

     4. PARTICIPATION IN DIVIDEND REINVESTMENT PLANS AND SYSTEMATIC PURCHASE PLANS.

          Advisory Persons may purchase Covered Securities through dividend reinvestment plans or systematic purchase plans without processing such transactions through the Firm's trading desk. Purchases are permitted only after the Advisory Person has: (i) provided notice in writing to his/her Supervisor and the Compliance Department prior to opening an account or placing an initial purchase, and (ii) obtained the written approval of his/her Supervisor and the Compliance Department prior to opening an account or placing an initial purchase. Notice and approval shall not be required in connection with purchase of shares or units of ETFs. Even after the Advisory Person has obtained approval to invest in such a plan, the Advisory Person must provide the Compliance Department with duplicate copies of statements within thirty days after the end of each calendar quarter. Such report or statements must contain all of the information required to be reported with respect to transactions in Covered Securities under II(F)(2) above. The Compliance Department will maintain copies of all such transaction reports.

     5.   REPORTING ALL OTHER SECURITIES TRANSACTIONS.

          Because the obligations of an investment adviser to maintain records of Employee's personal securities transactions is broader than the type of transactions discussed above in this Section, all Employees have the following ADDITIONAL reporting obligations. Any transaction in a Covered Security not required to be placed through the Firm's trading desk in which an Employee has any beneficial interest or ownership (such as, real estate or oil and gas limited partnership interests and other privately placed securities and funds) must be reported to the Compliance Department. This report must be submitted within thirty days after the end of each calendar quarter and include: the title and exchange ticker symbol or CUSIP number, price, number of shares and principal amount of each Covered Security involved, the date and nature of the transaction (i.e. buy/sell), the name of the broker or bank used, if any, interest rate and maturity, if applicable, and the date on which the report is submitted. This report may be in any form, including a copy of a confirmation or monthly statement. However, no report is necessary for any transaction in an account in which the Employee has no control or influence.

     6.   INITIAL, QUARTERLY AND ANNUAL REPORTING REQUIREMENTS.

          Each Access Person shall initially disclose in writing to the Compliance Department within ten days of becoming an Access Person, and annually thereafter, within forty-five days after each calendar year-end, the title and exchange ticker or CUSIP number, type of security, number of shares and principal amount of all Covered Securities and Reportable Funds beneficially owned by such Access Person, and the date the Access Person submits the report, with information as of a date that is no more than forty-five days from the date of becoming a Access Person, or as of the preceding December 31 for annual reporting, and the name of the broker or bank with whom the Access Person maintains an account in which he or she has beneficial ownership of ANY security. An Access Person need not make an Initial or Annual Report for Covered Securities held in any account over which the Employee has no direct or indirect influence or control.

          Additionally, each Access Person shall submit quarterly transaction reports and responses to quarterly questionnaires no later than 30 days after the end of each calendar quarter.

     H.   CONFIDENTIALITY & OBLIGATIONS OF EMPLOYEES

          During the period of employment with the Firm an Employee will have access to certain "confidential information" concerning the Firm and its clients. This information is a valuable asset and the sole property of the Firm and may not be misappropriated and used outside of the Firm by an Employee or former Employee. "Confidential Information", defined as all information not publicly available about the business of the Firm, may include, but is not limited to, Client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying clients, and the financial records of the Firm and/or its Employees. In order to protect the interests of the Firm, an Employee or ex-Employee shall not, without the express written consent of the Firm's President, disclose directly or indirectly confidential information to anyone outside of the Firm. An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information confidential. Any questions concerning the confidentiality of information should be directed to the Chief Compliance Officer or the General Counsel. An abuse of the Firm's policy of confidentiality could subject an Employee to immediate disciplinary action that may include dismissal from the Firm.

     I.   OUTSIDE EMPLOYMENT, ASSOCIATIONS AND BUSINESS ACTIVITIES(7)

          1.   OUTSIDE EMPLOYMENT AND ASSOCIATIONS.

          Harris requires that all Advisory Persons make their positions with the Firm their primary employment. Except in the case of business entities managed or sponsored by the Firm, it is Harris's policy not to permit Advisory Persons to hold outside positions of authority, including that of being an officer, partner, director or employee, in another business entity. The approval of Harris, and in some cases the approval of FINRA, is required before any Advisory Person may hold any outside position with any business organization, regardless of whether such position is compensated or not. Any exception to this policy must be approved in writing by the Firm's President or his or her designee and the Advisory Person's Supervisor, and a copy of such approval shall be provided by the Advisory Person to the Compliance Department. Any change in the status of such approved position immediately must be reported in writing to the Compliance Department and the Advisory Person's Supervisor. Any income or compensation received by an Advisory Person for serving in such position must be paid in full to the Firm, unless a waiver is granted by the Firm's President. Under no circumstance may an Advisory Person represent or suggest that Harris has approved or recommended the business activities of the outside organization or any person associated with it.

          Certain types of associations with non-business entities, charitable or volunteer organizations where the Advisory Person does not hold a position of authority such as a member of the board or senior management, and the activity is voluntary in nature,(e.g., Boy or Girl Scouts leader, condo association board); or involve random and infrequent participation in industry association or marketing focus groups where an honorarium is paid, and other similarly situated positions are exempted from this section's restrictions and reporting.

---------
(7) As used in this section, the terms "business entity" and "business organization" include nonprofits such as charities, foundations, religious and arts organizations, universities, and other similar types of entities.

     2.   OUTSIDE BUSINESS ACTIVITIES.

          To further avoid actual or potential conflicts of interest and to maintain impartial investment advice, and equally important, the appearance of impartial investment advice, each Advisory Person must disclose in writing to the Compliance Department any special relationships and/or investments or business activities that they or their families have which could influence the investment activities of the Firm. If an Employee has any questions about any activities and the need for disclosure, the Employee should be cautious and direct any questions to the Firm's General Counsel or Compliance Department.

J.   CERTIFICATION OF COMPLIANCE BY ACCESS PERSONS.

     The Firm shall distribute the Code to each Employee and Non-Access Director upon inception of employment and whenever the Code is amended, but no less frequently than annually. Each Access Person and Non-Access Director is required to certify in writing annually that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and, in the case of Access Persons, (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

     Each Access Person who has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

K.   ANNUAL REPORT TO THE TRUST'S BOARD OF TRUSTEES.

     HALP, as the adviser to the Trust, shall prepare an annual report to the board of trustees of the Trust that:

     i.) summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

     ii.) describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

     iii.) certifies to the board that the Trust, the Trust's adviser (HALP), and the Trust's principal distributor (HASLP) have adopted procedures reasonably necessary to prevent their Investment Personnel and Access Persons from violating the Code; and

     iv.) identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

III. POLICY STATEMENT ON INSIDER TRADING

     A.   BACKGROUND

          Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission (SEC) can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

          Regardless of whether a government inquiry occurs, Harris views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

          The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the General Counsel, or, in her absence, a member of the Stock Selection Group, or the Compliance Department. You also must notify the General Counsel, or, in her absence, a member of the Stock Selection Group or the Compliance Department immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

     B.   POLICY STATEMENT ON INSIDER TRADING

          No person to whom this Policy Statement applies may TRADE, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information; nor may such persons COMMUNICATE material, nonpublic information to others in violation of the law. This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons (including their spouses, minor children and adult members of their households).

          The section below reviews principles important to this Policy
          Statement.

          1.   WHAT IS MATERIAL INFORMATION?

          Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel, or, in her absence, a member of the Stock Selection Group, or Compliance Department.

          Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information also may relate to the MARKET for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

     2.   WHAT IS NONPUBLIC INFORMATION?

          Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

     3.   IDENTIFYING INSIDE INFORMATION

          Before executing any trade for yourself or others, including Clients, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

          i.) Immediately alert the Trading Department to restrict trading in the security by placing the security on the restricted list maintained in the trading room. No reason or explanation should be given to the Trading Department for the restriction.

          ii.) Report the information and proposed trade immediately to the General Counsel and the Chief Compliance Officer, or in their absence, a member of the Stock Selection Group.

          iii.) Do not purchase or sell the securities on behalf of yourself or others, including Clients.

          iv.) Do not communicate the information inside or outside Harris other than to the above individuals.

          v.) After the above individuals have reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action(s) the Firm should take.

     4.   CONTACTS WITH PUBLIC COMPANIES

     For Harris, contacts with public companies represent an important part of our research efforts. Harris may make investment decisions on the basis of the Firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of MATERIAL, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Harris must make a judgment as to its further conduct. To protect yourself, Clients and the Firm, you should contact the General Counsel, or in her absence, a member of the Stock Selection Group, or Compliance Department immediately if you believe that you may have received material, nonpublic information.

     5.   TENDER OFFERS

     Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.   PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

     1.   PERSONAL SECURITIES TRADING

     The restrictions on Employee trading and procedures to implement those restrictions and the Firm's reporting obligations, which are set forth in
     Section II above and in the Procedures for Personal Trading by Employees, constitute the same procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the General Counsel or the Compliance Department.

     2. RESTRICTIONS ON DISCLOSURES

     Harris Employees shall not disclose any nonpublic information (whether or not it is material) relating to Harris or its securities transactions to any person outside Harris (unless such disclosure has been authorized by Harris). Material, nonpublic information may not be communicated to anyone, including persons within Harris, except as provided in Section III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

IV.  RETENTION OF RECORDS

     The Compliance Department or the Secretary of the Trust will maintain the records listed below for a period of five years. Such records shall be maintained at the Firm's principal place of business in an easily accessible place:

          i.)  a list of all persons subject to the Code during that period;

          ii.) receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

          iii.) a copy of each Code of Ethics that has been in effect at any time during the period;

          iv.) a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports; and

          v.) a copy of any decision and the reasons supporting the decision, to approve the acquisition of Limited Offerings.

                ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS AND
                          STATEMENT ON INSIDER TRADING

CODE OF ETHICS.

Harris Associates L.P. ("HALP"), Harris Associates Securities L.P. ("HASLP") and Harris Associates Investment Trust (the "Trust") have adopted a written Code of Ethics and Statement on Insider Trading (the "Code") and Procedures for Personal Trading by Employees to avoid potential conflicts of interest by HALP and HASLP personnel and to govern the use and handling of material non-public information. A copy of the Code and Procedures for Personal Trading by Employees is attached to this acknowledgement. As a condition of your continued employment with HALP and HASLP, and/or the retention of your position, if any, as an officer of the Trust or a member of the board of HALP's general partner, you are required to read, understand and abide by the Code and Procedures for Personal Trading by Employees.

COMPLIANCE PROGRAM.

The Code requires that all personnel (other than Non-Access Directors) furnish to the Compliance Department information regarding any investment account in which you have a "beneficial interest." You are also required to furnish to the Compliance Department copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Additionally, you are required to furnish a report of your personal securities holdings within ten calendar days of commencement of your employment with HALP or HASLP and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts.

This compliance program also requires that employees report any contact with any securities issuer, government or its personnel, or others, that, in the usual course of business, might involve material non-public financial information. The Code requires that employees bring to the attention of the General Counsel any information they receive from any source, which might be material non-public information.

Any questions concerning the Code or Procedures for Personal Trading by Employees should be directed to the General Counsel or the Compliance Department.

I affirm that I have read and understand the Code and Procedures for Personal Trading by Employees. I agree to the terms and conditions set forth in the Code and Procedures for Personal Trading by Employees.



___________________________________________        ________________________
Signature                                          Date

                        ANNUAL AFFIRMATION OF COMPLIANCE
                  FOR ACCESS PERSONS AND NON-ACCESS DIRECTORS

I affirm that:

1. I have again read and, during the past year to the best of my knowledge, have complied with provisions of the Code of Ethics and Statement of Insider Trading (the "Code") and Procedures for Personal Trading by Employees that pertain to me.

2. I have provided to the Compliance Department the names and addresses of each investment account that I have with any firm, including, but not limited to, broker-dealers, banks and others (List of known accounts attached.) (Access Persons only)

3. I have provided to the Compliance Department copies of account statements or other reports showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code, during the most recently ended calendar year

     or

     during the most recent calendar year there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code. (Access Persons only)

4. I have provided to the Compliance Department a report of my personal securities holdings as of the end of the most recent calendar year, including all required information for each security in which I have any direct or indirect beneficial ownership. (Access Persons only)


___________________________________________    _____________________________
Signature                                      Date

                                                                      APPENDIX A

                        EXAMPLES OF BENEFICIAL INTEREST

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

     o securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

     o securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

     o securities held by you as trustee or co-trustee, where either you or any member of your immediate family (I. E. , spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

     o securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

     o securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

     o securities held by a personal holding company controlled by you alone or jointly with others;

     o securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

     o securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

                                                                      APPENDIX A

You will NOT be deemed to have beneficial ownership of securities in the following situations:

     o securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

     o securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the General Counsel or Compliance Department.